Exhibit 99

STREAMLINE HEALTH SOLUTIONS, INC.

1996 ASSOCIATE STOCK PURCHASE PLAN

(AS AMENDED AND RESTATED EFFECTIVE JULY 1, 2013)

STREAMLINE HEALTH SOLUTIONS, INC.

1996 ASSOCIATE STOCK PURCHASE PLAN

(AS AMENDED AND RESTATED EFFECTIVE JULY 1, 2013)

1.                                      Purpose of the Plan.

This 1996 Associate Stock Purchase Plan, as amended and restated effective July 1, 2013 and as it may be hereafter amended (the “Plan”), is intended as an incentive and to encourage stock ownership by all eligible employees (or “Associates”) of Streamline Health Solutions, Inc., a Delaware corporation (the “Company”), and its Subsidiaries, so that they may share in the prospects of the Company by acquiring or increasing their proprietary interests in the Company.  The Plan is designed to encourage eligible Associates to remain in the employ of the Company.  It is intended that options issued pursuant to this Plan shall constitute options issued pursuant to an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and related regulations and other guidance, and the Plan shall be construed in accordance with Section 423 of the Code.

2.                                      Definitions.  In addition to other terms defined herein, the following terms shall have the meanings given below.

2.1                               “Agent” shall mean the stock transfer agent for the Common Stock.

2.2                               “Base Pay” means regular straight time earnings or draw, but excludes compensation for overtime, commissions, bonuses, amounts paid as reimbursement of expenses and other additional compensation; provided, however, Base Pay for account executives means sales commissions for the most recent calendar year.

2.3                               “Common Stock” means the Company’s Common Stock, $.01 par value.

2.4                               “Fair Market Value” on a given date means the closing price for the Common Stock on a national stock exchange on such date (or, if there is no closing price on such date, on the date immediately preceding such date for which closing price information is available) or, if the stock is not traded on an exchange, the last sale price for the Common Stock as reported on the an automated inter-dealer quotation system; or, if the shares of Common Stock are not listed or reported in any of the foregoing, then Fair Market Value shall be determined by the Plan Administrator (as defined in Section 19) in any other manner consistent with Section 423 of the Code and accompanying regulations.

2.5                               “Investment Account” shall mean the separate account for each participating Associate reflecting the number of shares of Common Stock purchased under the terms of the Plan that have not been withdrawn by the Associate.

2.6                               “Offering Date” means the commencement date of the offering if such date is a regular business day or the first business day following such commencement date if such date is not a regular business day.  A different date may be set by resolution of the Board of Directors of the Company (the “Board”).

2.7                               “Parent” means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.8                               “Payroll Deduction Account” shall mean the funds accumulated with respect to an individual Associate as a result of deductions from his or her paycheck for the purpose of purchasing stock under this Plan.  The funds allocated to an Associate’s Payroll Deduction Account shall remain the property of the respective Associate at all times during each offering until the purchase of shares with such funds at the end of the offering.

2.9                               “Plan Year” means, with respect to offerings ending before July 1, 2013, the period commencing July 1 of one year and ending June 30 of the following year and, with respect to offerings commencing on or after July 1, 2013, the period commencing January 1 and ending December 31 of such year.

2.10                        “Subsidiary” or “Subsidiaries” means any corporation or corporations other than the Company in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3.                                      Associates Eligible to Participate.

All Associates of the Company and its Subsidiaries as may be designated for such purpose from time to time by the Plan Administrator shall be eligible to participate in the Plan (each such Associate who participates in the Plan being also referred to as a “participant”), provided each such Associate:

(a)                                 is employed on the first day of each applicable Plan Year (and, if different, the first day of the offering) and has timely completed an Enrollment Agreement described in Section 8 for that Plan Year; and

(b)                                 does not own, immediately after the right to purchase Shares under the Plan is granted, stock possessing Five Percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or a Subsidiary.  In determining stock ownership for purposes of the preceding sentence, the rules of Section 424(d) of the Code shall apply and stock which the Associate may purchase under outstanding options shall be treated as stock owned by the Associate.

4.                                      Offerings.

The first offering under this Plan commenced on July 1, 1996 and terminated on June 30, 1997.  Thereafter, with respect to offerings prior to July 1, 2013, offerings shall commence on July 1 and terminate on June 30 of the following year.  With respect to offerings commencing on or after July 1, 2013, there shall be two offering periods per Plan Year, with the first offering commencing on January 1 and ending on June 30 of such year, and the second offering commencing on July 1 and ending on December 31 of such year; provided, however, that, the Board may determine to implement a different offering period upon notice to participants and the first offering period for the 2013 Plan Year shall commence on July 1, 2013 and end on December 31, 2013.  Offerings shall continue until the Plan is terminated by the Board or no additional shares of Common Stock of the Company are available for purchase under the Plan.

5.                                      Price.

The purchase price per share shall be the lesser of (a) 85% of the Fair Market Value of the Common Stock on the Offering Date; or (b) 85% of the Fair Market Value of the Common Stock on the last business day of the offering.

6.                                      Stock Subject to the Plan.

The stock subject to the options shall be shares of the Company’s authorized but unissued Common Stock or shares of Common Stock reacquired by the Company, including shares purchased in the open market.  The aggregate number of shares initially issuable pursuant to the Plan was 500,000, which number was increased effective July 1, 2013 (by 500,000 shares) to a total of 1,000,000 shares following Board and stockholder approval of such increase; provided, however, that the share limitations stated in this Section 6 shall be subject to increase or decrease by reason of stock split-ups, reclassifications, stock dividends, changes in par value and the like as provided in Section 7 herein.  In the event that any option granted under the Plan expires unexercised or is terminated, surrendered or canceled without being exercised, in whole or in part, for any reason, the number of shares of Common Stock subject to such option shall again be available for grant as an option and shall not reduce the aggregate number of shares of Common Stock available for issuance as set forth herein.

7.                                      Changes in Capital Structure.

7.1                               In the event that the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, or dividend payable in shares, appropriate adjustment shall be made by the Board in the number or kind of aggregate shares issuable under the Plan and shares as to which an option granted under this Plan shall be exercisable, to the end that the participant’s proportionate interest shall be maintained as before the occurrence of such event.  Any such adjustment made by the Board shall be conclusive.

7.2                               If the Company is not the surviving or resulting corporation in any reorganization, merger, consolidation, recapitalization or similar business transaction, each outstanding option shall be assumed by the surviving or resulting corporation and each option shall continue in full force and effect, and shall apply to the same number and class of securities of the surviving corporation as a holder of the number of shares of Common Stock subject to the option would be entitled under the terms of the reorganization, merger, consolidation, recapitalization or other business transaction, unless the Board determines otherwise.

8.                                      Participation.

An eligible Associate may become a participant by completing, signing and filing an enrollment agreement (the “Enrollment Agreement”) and any other necessary papers with the Company at least ten days prior to the commencement of the particular offering in which he or she wishes to participate.  Payroll deductions for a participant shall commence on the Offering Date and shall end on the termination date of such offering unless earlier terminated by the Associate as provided in Section 14.  Participation in one offering under the Plan shall neither limit or require participation in any other offering.

9.                                      Payroll Deductions.

9.1                               At the time a participant files his or her Enrollment Agreement, he or she shall elect to have deductions made from his or her pay at such regular intervals as may be determined by the Committee (as defined in Section 19) during the time he or she is a participant in an offering at not less than $10 or more than 10% of his or her Base Pay.

9.2                               All payroll deductions made for a participant shall be credited to his or her Payroll Deduction Account under the Plan.  A participant may not make any separate cash payment into such Payroll Deduction Account nor may payment for shares be made other than by payroll deduction (except as otherwise provided in Section 12.2 herein with respect to cash dividends).

9.3                               A participant may discontinue his or her payroll deductions or participation in the Plan as provided in Section 14, but no other change can be made during an offering and, specifically, except as provided in Section 14, a participant may not alter the rate of his or her payroll deductions for that offering.

10.                               Granting of Option; Limitation on Purchases and Options.

10.1                        On the Offering Date, the Company shall be deemed to have granted to the participant an option for as many full shares as he or she will be able to purchase with the payroll deductions credited to his or her Payroll Deduction Account during his or her participation in that offering; provided that the maximum number of shares that a participant may purchase under an offering shall be the participant’s Base Pay on the Offering Date divided by the Fair Market Value of the Common Stock on that Offering Date (and further subject to Section 10.2 herein).

10.2                        Notwithstanding the foregoing, no Associate shall be granted an option which permits the Associate rights to purchase Common Stock under the Plan and any similar Associate stock purchase plans of the Company and, if applicable, a Subsidiary and, if applicable, a Parent to accrue at a rate which exceeds $25,000 of Fair Market Value of such stock (determined at the time such option is granted) for each calendar year which such option is outstanding at any time.  The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code.

10.3                        If the total number of shares for which options are to be granted on any date in accordance with Paragraph 10.1 exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Company shall make a pro rata allocation of the shares remaining available in as nearly a uniform manner as shall be practical and as it shall determine to be equitable.

11.                               Exercise of Option.

Each Associate who continues to be a participant in an offering on the last business day of that offering shall be deemed to have exercised his or her option on such date and shall be deemed to have purchased from the Company such number of full shares of Common Stock (subject to the limitations under Section 10) reserved for the purpose of the Plan as his or her accumulated payroll deductions on such date will pay for at the purchase price.  All such shares purchased shall be credited to the participant’s Investment Account.  The Agent shall hold in its name or in the name of its nominee all certificates for shares purchased until shares are withdrawn by the participant under Section 13.

12.                               Associate’s Rights as a Stockholder.

12.1                        No participating Associate shall have any right as a stockholder with respect to any shares under the Plan until the shares have been purchased in accordance with Section 11 and the stock certificate has actually been issued.

12.2                        All cash dividends paid with respect to shares of Common Stock in a participant’s Investment Account shall, unless otherwise directed by the Committee, be used (without interest) to purchase additional shares of Common Stock on the next date shares are purchased pursuant to Section 11, subject to the limitations in Section 10.  Such shares shall be added to the participant’s Investment Account.

12.3                        Each participant shall be entitled to direct the Agent as to the voting of any shares of Common Stock held in the participant’s Investment Account.

13.                               Withdrawal from Investment Account.

13.1                        A participant shall have the right to withdraw a certificate for all or a portion of the Common Stock credited to his or her Investment Account by giving notice to the Company; provided such requests may not be made more frequently than once per calendar quarter.

13.2                        Each certificate withdrawn by a participant may be registered only in the name of the participant, or if the participant so directs, in the names of the participant and one other person, as joint tenants with right of survivorship, tenants in common, or as community property, to the extent and in the manner permitted by applicable law.

14.                               Withdrawal from Payroll Deduction Account.

14.1                        An Associate may withdraw from the Plan, in whole but not in part, at any time prior to the last business day of each offering by delivering a withdrawal notice (the “Withdrawal Notice”) to the Company, in which event the Company will refund the entire balance of the Associate’s Payroll Deduction Account (without interest) as soon as practicable thereafter.

14.2                        To re-enter the Plan, an Associate who has previously withdrawn must file a new Enrollment Agreement in accordance with Section 8.  His or her re-entry into the Plan cannot, however, become effective before the beginning of the next offering following his or her withdrawal.

14.3                        An Associate may elect to discontinue his or her payroll deductions during the course of a particular offering, at any time prior to the last business day preceding the final pay day during such offering, by delivering an election to discontinue deductions to the Company, and such election shall not constitute a withdrawal for the purposes of this Section 14.  In the event that an Associate elects to discontinue his or her payroll deductions pursuant to this Paragraph 14.3, the Associate shall remain a participant in such offering and shall be entitled to purchase from the Company such number of full shares of Common Stock as set forth in and in accordance with Section 11.

15.                               Carryover of Payroll Deduction Account.

The Company shall not carry over the balance of a participant’s Payroll Deduction Account to the next offering unless such carryover amount represents a fractional share or unless such carryover is otherwise in accordance with Reg. Section 1.423-2(f)(5) or any successor provision thereto.  Further, if a participant does not enroll in a subsequent offering, the balance of the participant’s Payroll Deduction Account shall be refunded to the participant.  Upon termination of the Plan, the balance of each participant’s Payroll Deduction Account shall be returned to the participant.

16.                               Interest.

No interest will be paid or allowed on any money in the Payroll Deduction Accounts of participating Associates.

17.                               Rights Not Transferable.

No participant shall be permitted to sell, assign, transfer, pledge, or otherwise dispose of or encumber the payroll deductions credited to his or her Payroll Deduction Account, any option granted under the Plan, or any other rights with regard to the exercise of an option or to receive shares under the Plan other than by will or the laws of descent and distribution, and such right and interest shall not be liable for, or subject to, the debts, contracts, or liabilities of the Associate.  If any such action is taken by the participant, or any claim is asserted by any other party in respect of such right and interest whether by garnishment, levy, attachment or otherwise, such action or claim will be treated as an election to withdraw in accordance with Sections 13 or 14, whichever is applicable.  An option granted under the Plan shall be exercisable, during the participant’s lifetime, only by the participant.

18.                               Termination of Associate’s Rights.

An Associate’s rights under the Plan will terminate when he or she ceases to be an Associate because of resignation, layoff, or discharge.  A Withdrawal Notice will be considered as having been received from the Associate on the day his or her employment ceases, and all payroll deductions not used will be refunded.

If an Associate’s employment shall be terminated by reason of retirement, death, or disability prior to the end of the current offering, he or she (or his or her designated beneficiary, in the event of his or her death, or if none, his or her legal representative) shall have the right, within 90 days thereafter, to elect to have the balance of his or her Payroll Deduction Account either paid to him or her in cash or applied at the end of the current offering toward the purchase of Common Stock.

19.                               Administration of the Plan.

The Plan shall be administered by the Board, or upon its delegation, by the Compensation Committee of the Board (the “Committee”), the members of which shall qualify as “non-employee directors” if and to the extent required under Rule 16b-3 adopted pursuant to the Securities Exchange Act of 1934, as amended.  The Committee shall have such of the powers and authority vested in the Board hereunder as the Board may delegate to it (including the power and authority to interpret any provision of this Plan or of any option).  The members of such Committee shall serve at the discretion of the Board.  A majority of the members of the Board or the Committee, as the case may be, shall constitute a quorum, and all actions of the Board or the Committee, as applicable, shall be taken by a majority of the members present.  Any action may be taken by a written instrument signed by all of the members of the Board or the Committee, as the case may be, and any action so taken shall be fully effective as if it had been taken at a meeting.  The Board and/or the Committee shall also be referred to in this Plan as the “Plan Administrator.”  The Committee shall be the Plan Administrator unless and until the Board elects to assume administration of the Plan in whole or in part.

Subject to the provisions of this Plan, and with a view to effecting its purpose, the Plan Administrator shall have sole authority, in its absolute discretion, to (a) designate from time to time the Subsidiaries whose Associates will be eligible to participate in the Plan; (b) construe and interpret this Plan; (c) define the terms used in this Plan; (d) prescribe, amend and rescind rules and regulations relating to this Plan; (e) correct any defect, supply any omission or reconcile any inconsistency in this Plan; (f) determine all other terms and conditions of options; and (g) make all other determinations necessary or advisable for the administration of this Plan.  In addition, the Plan Administrator shall have the authority and discretion to establish terms and conditions of options (including but not limited to the establishment of subplans) as the Plan Administrator determines to be necessary or appropriate to conform to the applicable requirements or practices of jurisdictions outside of the United States.  All decisions, determinations and interpretations made by the Plan Administrator shall be binding and conclusive on all participants in this Plan and on their legal representatives, heirs and beneficiaries.

20.                               Termination of and Amendments to Plan.

The Plan may be terminated at any time by the Board.  The Plan will terminate in any case on the date on which all of the unissued shares of Common Stock reserved for the purpose of the Plan have been purchased.  Upon termination of the Plan, all payroll deductions not used to purchase Common Stock will be refunded.

The Board also reserves the right to amend the Plan from time to time in any respects, provided, however, that no amendment shall be effective without the approval of the stockholders (a) which would, except as provided in Sections 6 and 7, increase the aggregate number of shares of Common Stock to be issued under the Plan, (b) which would, except as provided in Section 3, change the class of Associates eligible to receive options under the Plan or (c) if such amendment requires stockholder approval under applicable laws, rules or regulations.

21.                               Effective Date.

The Plan became effective on July 1, 1996 following approval by the Board and stockholders in accordance with the requirements of Code Section 423 and related regulations.  The Plan was amended and restated effective July 1, 2013, following approval by the Board and the stockholders in accordance with the requirements of Code Section 423 and related regulations.

22.                               Miscellaneous.

(a)                                 Equal Rights and Privileges.  All Associates shall have the same rights and privileges under the Plan, except that the amount of Common Stock which may be purchased by any Associate under options granted pursuant to the Plan shall bear a uniform relationship to the total compensation of

Associates.  All rules and determinations of the Committee in the administration of the Plan shall be uniformly and consistently applied to all persons in similar circumstances.

(b)                                 Legal and Other Requirements; Governing Law.  The Company may impose such restrictions on any options and shares of Common Stock acquired upon exercise of options as it may deem advisable, including without limitation restrictions under the federal securities laws, the requirements of any stock exchange or similar organization and any blue sky or state securities laws applicable to such shares.  Notwithstanding any other Plan provision to the contrary, the Company shall not be obligated to issue, deliver or transfer shares of Common Stock under the Plan or make any other distribution of benefits under the Plan, or take any other action, unless such delivery, distribution or action is in compliance with all applicable laws, rules and regulations (including but not limited to the requirements of the Securities Act of 1933, as amended).  All questions pertaining to the validity, construction and administration of the Plan and Options granted hereunder shall be determined in conformity with the laws of Delaware, without regard to the principles of conflicts of laws, to the extent not inconsistent with Section 423 of the Code and regulations thereunder or other applicable federal laws of the United States.

(c)                                  Withholding Taxes.  Upon the exercise of any option under the Plan, in whole or in part, or at the time of disposition of some or all of the Common Stock acquired pursuant to exercise of an option, a participant must make adequate provision for the federal, state or other tax withholding obligations, if any, which arise from the exercise of the option or the disposition of the Common Stock.  The Company shall have the right to require the participant to remit to the Company, or to withhold from the participant (or both) amounts sufficient to satisfy all federal, state and local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for shares of Common Stock.